Exhibit 99.1

Spirit Airlines Begins Orderly Wind-Down of Operations

All Flights Have Been Cancelled

DANIA BEACH, Fla., May 2, 2026 – Spirit Aviation Holdings, Inc., parent company of Spirit Airlines, LLC (“Spirit” or the “Company”), today regretfully announced that the Company has started an orderly wind-down of operations, effective immediately. All Spirit flights have been cancelled, and Spirit Guests should not go to the airport.

The wind-down follows the Company’s extensive and comprehensive efforts to restructure the business and pursue transactions to strengthen Spirit’s financial position and create a sustainable path forward. Unfortunately, despite the Company’s efforts, the recent material increase in oil prices and other pressures on the business have significantly impacted Spirit’s financial outlook. With no additional funding available to the Company, Spirit had no choice but to begin this wind-down.

“For more than 30 years, Spirit Airlines has played a pioneering role in making travel more accessible and bringing people together while driving affordability across the industry,” said Dave Davis, Spirit’s President and Chief Executive Officer. “In March 2026, we reached an agreement with our bondholders on a restructuring plan that would have allowed us to emerge as a go-forward business. However, the sudden and sustained rise in fuel prices in recent weeks ultimately has left us with no alternative but to pursue an orderly wind-down of the Company. Sustaining the business required hundreds of millions of additional dollars of liquidity that Spirit simply does not have and could not procure. This is tremendously disappointing and not the outcome any of us wanted.”

“I want to thank the Administration, in particular Secretary Howard Lutnick and the U.S. Department of Commerce, for their extraordinary efforts to try to preserve jobs and service across the country, along with the U.S. Department of Transportation for their assistance to minimize the disruption to our Guests in the days and weeks ahead,” Davis continued. “Many stakeholders have stepped up for Spirit through our restructuring. We are grateful to our labor union partners, aircraft lessors, other business partners and our financial stakeholders including Citadel, Cyrus Capital and Ares Management Corp, for working with us on tangible solutions to restructure our business.”

“Most of all, we are grateful to our relentless Spirit team for their tremendous effort during our restructuring,” Davis added. “They have tirelessly provided a safe, affordable and award-winning option to the traveling public.”

Spirit will automatically process refunds for any flights purchased through Spirit with a credit or debit card to the original form of payment. Guests who booked flights via a travel agent should contact the travel agent directly to request a refund. Compensation for Guests who booked flights using any other methods, including a voucher, credit or Free Spirit points, will be determined at a later date through the bankruptcy process. Guests can visit http://spiritrestructuring.com for more information about Spirit’s wind-down process.